Tonix Pharmaceuticals Holding Corp S-8

Exhibit 107

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

TONIX PHARMACEUTICALS HOLDING CORP.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.001 par value per share	2,754,392	$1.915	$5,274,661	$582

(1)	Covers 1,954,392 shares of common stock issuable under the Tonix Pharmaceuticals Holding Corp. Amended and Restated 2020 Stock Incentive Plan. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), and 800,000 shares of common stock issuable under the Tonix Pharmaceuticals Holding Corp. 2023 Employee Stock Purchase Plan. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein, as these amounts may be adjusted as a result of stock splits, stock dividends, antidilution provisions, and similar transactions.

(2)	Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low sales price on the NASDAQ Capital Market on June 15, 2023.